Exhibit 2.1

INTELLECTUAL PROPERTY AND ASSET PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY SALE AND LICENSE AGREEMENT ("Agreement") is to have effect and is dated for reference as of the 28th day of September, 2007 (“Effective Date”).

BETWEEN:

Montilla Capital Inc, a company duly incorporated under the laws of the British Virgin Isles and having its’ offices at c/o First First Independent Trust (Curacao) N.V. 7 Abraham de Veerstraat, P.O. Box 840, Curacao, Netherlands Antilles

	(hereinafter called “Montilla ”)	OF THE FIRST PART

AND:

Syntec Biofuel Inc, a company duly incorporated under the laws of the State of Washington, USA and having corporate offices at # 206-388 Drake Street, Vancouver, Canada .

	(hereinafter called “PUBCO”)	OF THE SECOND PART

(Montilla and PUBCO jointly referred to as the 'Parties')

WHEREAS;

A.           Montilla is 100% owner of and  has the entire right, title and interest in and to;

i)           certain inventions related to “a method for producing catalysts and processes for the manufacture of lower aliphatic alcohol (which includes Ethanol, methanol, butanol and propanol) from Syngas” as detailed in the patent application attached hereto as Schedule “A” (the “Intellectual Property” or "I.P")

ii)           the operational Assets set forth in Schedule “B” including but not limited to the registered internet domain name ‘Syntecbiofuel.com’, laboratory equipment, the furniture,  fixtures and equipment in the laboratory located at 8666 Commerce Court, Burnaby, British Columbia, Canada and the research and development contract with Syntec Biofuel Research Inc.  ("SBRI") collectively referred to as the “Assets” which they acquired from Syntec Biofuel (Canada) in November 2006. Montilla, in collaboration with SBRI, is in the development stage working towards commercializing the technology which Montilla proposes to license to third party operators and Joint Venture partners.

B.            Montilla is desirous of selling,  assigning, transferring and relinquishing to  Pubco co-ownership, title and interest in and to the Intellectual Property,  plus all the Assets that are currently being used by Montilla and/or SBRI in the conduct of Montilla's business, and all contracts on those terms and conditions hereinafter set forth herein;

C.                            Pubco wishes to acquire the Assets and certain rights of ownership to the Intellectual Property in order to generate revenue from joint venture operations, by licensing the right to use the technology and the process, by earning fees from royalty sales, from joint venture projects and from commission on sales of the catalysts.

D.                            The Purchaser has agreed to assume the debts of Montilla set forth in Schedule “C” not to exceed $350,000.

E.                             The Pubco is acting as Trustee for and on behalf of themselves and certain other investors more fully described in Schedule "D"

1.	DEFINITIONS

1.1	Agreement” means this Intellectual Property and Asset Purchase Agreement

1.2
"Assets" shall mean the domain name ‘Syntecbiofuel.com’, all laboratory equipment, furniture, fixtures and equipment in the laboratory, and the research and development contract with Syntec Biofuel Research Inc.

1.3	"Assignee" shall mean a wholly owned subsidiary, an associates company or an affiliate of Montilla

1.4
"Catalysts" shall mean the catalysts that have been developed by Syntec Biofuel ('Syntec Catalysts') used to convert biogas and/or syngas generated from gasification of biomass    into alcohols including ethanol, methanol, butanol and propanol.

1.5	"Commercialization" shall mean 'when the life of the catalyst has been tested in an industrial environment, quantified and proved economically viable'.

1.6	"Debt" shall mean the debt owing by Montilla

1.7	Dollar” or “$” means denomination in United States Dollars

1.8	“Effective Date” shall mean: The date of signing of this Agreement

1.9	"Fee" has the same meaning as 'Purchase Price’ in Section 4.

1.9.1
"Intellectual Property"  or "I.P'"  means the Catalyst Technology for producing catalysts and processes for the manufacture of lower aliphatic alcohol (which includes Ethanol) from Syngas” as detailed in the patent application attached hereto as Schedule “A”, such patent application and all existing substitute, divisional, continuation or continuation in-part patent applications of such patent application  and all research and development processed by from 2001 up until the effective date.   ;

1.9.2	"Organic Waste Processor” shall mean a company that processes organic waste into fertilizer which can also be re-directed for processing into fuel and/or energy.

1.9.3	"Patent” means the patent application that is going to be filed with the USPTO in respect of the new catalysts that have been developed since 2005 using non-precious metals

1.9.4	"Patent Application" or Patent Pending" means the patent # 11138077

1.9.5	"Process” shall mean the process or methodology for producing catalysts and conversion of syngas to alcohols.

1.9.6	"Purchaser" shall mean Syntec Biofuel Inc., a fully reporting Public Company trading on the OTC.B.B.; symbol SYBF.

1.9.7	"Purchase Price" shall mean the consideration given to Montilla for the Assets and rights to the I.P.

1.9.8	"Syntec” shall mean Syntec Biofuel Inc.(Canada) and Syntec Biofuel Research Inc. who respectively developed and are developing catalysts to convert syngas into alcohol (the "Syntec Technology").

1.9.9
"Syntec Technology" shall mean the intellectual property that has been developed by Syntec Biofuel Inc (Canada) and Syntec Biofuel Research Inc. (Canada) in the production of catalysts and the process using syngas comprising hydrogen and carbon monoxide produced by the gasification of biomass which is passed through a fixed bed reactor incorporating the Syntec Catalysts to produce alcohols which comprise ethanol, butanol, methanol and propanol.

2.           SCOPE

2.1           The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

2.2           In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

2.3           In this Agreement "hereof", "herein", "hereby", "hereto" and similar terms refer to this Asset Purchase & Assignment Agreement and not to any particular clause, paragraph or other part of this Agreement.  References to particular clauses are to clauses of this Agreement unless another document is specified.

2.4           In this Agreement "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word "include" and its derivatives will be construed accordingly.

2.5           Pubco will have unfettered discretion in using or dealing with the I.P. and shall have rights which include (but are not limited to) the rights to license, maintain, support and modify (but not re-sell) their interest in the  I.P. in accordance with the terms and conditions of this Agreement. Pubco may license their technology to any other potential entity wishing to use the Syntec Technology to convert any carbonaceous biomass or any biogas into alcohols.

2.6           Pubco agrees not to license their technology during the first 24 months after commercialization (the "Period") to any organic waste processor with the exception of any partner and/or client of the Sojitz Corporation. After the Period, Pubco may sub-license the Catalysts and Process to any potential user.

2.7           Pubco may not re-sell their ownership interest in the I.P. in its present form or as improved, at any time to any other person or entity without Montilla's written consent but may assign this License to a wholly owned subsidiary or an associate or affiliated company who will be subject to the same terms and conditions as set out herein..   In the event Pubco sells a copy of the Source Code contrary to this agreement, Pubco shall immediately cease using the I.P. for their own use and shall recover the I.P. from the purchaser and return it to Montilla.

2.8           Montilla is in the process of preparing a Patent for filing with the USPTO in the USA however, Montilla's may request Pubco to file the application for their mutual benefit. Pubco will be a co-applicant and co-owner with Montilla of the Patent in respect of the Catalyst formulations and process. If the Patent is approved, it shall become part of the I.P. and jointly owned by Montilla and Pubco.

FOR VALUABLE CONSIDERATION AND BY THEIR MUTUAL COVENANTS
THE PARTIES AGREE AS FOLLOWS:

3.	PURCHASE & SALE OF ASSETS
3.1
For and in consideration of the covenant and agreement of Pubco to pay the Purchase Price to Montilla and assume the debt of Montilla as herein provided, the sufficiency of which is hereby acknowledged, Montilla hereby agrees, subject to the terms of this Agreement, to sell, assign and transfer to Pubco

a)	100% of the Assets more fully described in Schedule "B"
b)	an undivided half ownership interest, including the copy right, in and to the I.P.

3.2
Unrestricted use.  Both parties may use the I.P. in any manner in their respective sole unfettered discretion subject only to clause 3.4.  Such uses may include (but are not limited to the following) purposes:

(a)	to modify and/or use the I.P. in connection with improving and enhancing the existing catalysts and developing new catalysts.
(b)	to promote, market, distribute and license the technology to other entities who wish to produce alcohols using the Syntec Technology.

(c)	to build and/or operate a corporate or joint venture plant to produce alcohols from biomass.

3.3
Joint Ownership. All proprietary and intellectual property rights, title and interest including copyright in and to the original and all copies of the I.P. and patent pending and the documentation or any changes or modifications made to the I.P. or related documentation as provided to Pubco shall be owned jointly by each party. Pubco will continue to operate their Laboratory and will share the results with Montilla until commercialization. After commercialization, neither party will have proprietary and intellectual property rights, title or interest in or to any subsequent modifications, changes, revisions, enhancements, updates or upgrades made by the other party to the Syntec Technology.

3.4
Non-Compete. Pubco may not license the use of the Catalysts or the Process to any potential organic waste processor (licensee or joint venture partner) ('Licensee") for 24 months after commercialization with the exception of the Sojitz Corporation. Thereafter Pubco may contract with any potential user of the Syntec Technology. Montilla may not sell, use or license the technology to any third party during the Period other than an organic waste processor.

3.5
Physical Transfer of the I.P and Assets.  On the Effective Date, Montilla will provide a copy of the Intellectual Property to Pubco, (including all applicable documentation as prepared to date and to be updated) and assignment of the contract with Syntec Biofuel Research Inc, in exchange for Purchase Consideration.  Montilla will assign all other Assets to Pubco. All Assets and I.P. transfers shall be held in trust subject to clause 8.2.

3.4	Montilla has the right to use and/or sell and/or assign the Technology to an associate company.

3.5
This assignment and transfer shall become effective as of the Effective Date.  However the parties agree that the executed transfer and assignment agreement will be held in trust by the Pubco pending the removal of subject in clause 8.2.

4.	PURCHASE CONSIDERATION

4.1
Purchase Price.  The Purchase consideration to be paid by Pubco for the Assets and the ownership interest in the Intellectual Property shall be by way of Pubco issuing to Montilla 11,000,000 common shares at a deemed value of 45.5c per share and assumption of $350,000 in debt. The shares issued will be held in trust by Pubco pending Pubco raising a minimum amount of $500,000 at which time they will be released to Montilla. Pubco is in the process of raising $3 million in a private placement by offering 13 million shares at 23c/share for a 40% equity interest.

4.2
The certificate representing the Securities will bear a legend stating that such Securities shall not be traded, unless permitted under securities legislation, until the earlier of (i) the date that is 12 months and a day after the date the issuer first became a reporting issuer in any of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan, if the issuer is a SEDAR filer; and (ii) the date that is 12 months and a day after the later of (A) the distribution date, and (B) the date the issuer become a reporting issuer in the local jurisdiction of the purchaser of the securities that are the subject of the trade.

4.3
Montilla understands and agrees that there may be material tax consequences to Montilla of an acquisition or disposition of the Securities.  Pubco gives no opinion and makes no representation with respect to the tax consequences to the undersigned under United States, Canadian, state, federal, provincial, local or foreign tax law of the undersigned's acquisition or disposition of such Securities.

4.4	Montilla acknowledges that the shares issued in consideration of the Purchase Price will be held in trust by Pubco until removal of the subject terms under clause 8.

5.	REPRESENTATION BY MONTILLA

5.1
Montilla is a corporation duly incorporated, validly existing, and in good standing under the laws of the British Virgin Isles, and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(a)
the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Montilla, and this Agreement constitutes a valid and binding obligation on  Montilla enforceable against Montilla in accordance with its terms;

(b)
Montilla is the legal and beneficial owner of the Intellectual Property  and the Assets, free and clear of all encumbrances whatsoever, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property;

(c)
Schedule A contains a complete and accurate copy of the Patent Application. Montilla is the owner of all right, title, and interest in and to the Patent Application, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.  To the best knowledge of Montilla, there is no patent or patent application of any third party that is infringed by the Intellectual Property Application.;

(d)	Montilla has the right to convey, assign and transfer any interest in its right, title and interest in the Intellectual Property and the Assets as contemplated herein;

(e)	no person other than Pubco has been granted any interests, title in or rights to use the Intellectual Property and the Assets or any portion thereof;

(f)	Montilla has not been provided with any offering memorandum or similar disclosure document, including financial information, in respect of the Purchaser’s current or proposed business activities;

(g)
Montilla understands that the Securities are being offered without a prospectus being filed with any securities commission. However, Pubco has agreed to file a registration statement to release up to 50% of the acquisition shares from trading restrictions.

(h)
Montilla will not acquire the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(i)
the Assets owned by Montilla are insured under various policies of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Montilla or their agents or any event which, with the giving of notice, the lapse of time or both, would constitute a default there under.  All premiums to date have been paid in full.

(j)	that all employees or contractors of Montilla or SBRI have entered into agreements assigning any proprietary or intellectual property rights in and to the I.P. to SBRI and/or Montilla.

(k)
that to the best of Montilla's knowledge and belief the I.P. does not infringe upon any patents. Any Patent applied for after the effective date shall be applied for jointly by Montilla and Pubco as joint owners.

l)
that Montilla has not done, or permitted to be done, any knowing or willful act to disclose any trade secret or confidential information comprised in the Intellectual Property or to jeopardize the validity of Montilla's claim thereto;

Retention of Rights
All proprietary and intellectual property rights, title and interest including copyright in and to the original and all copies of the I.P and the documentation or any changes or modifications made to the I.P. or related documentation as provided to Pubco shall be owned jointly by each party without duty to account to each other than as set out in this agreement. Neither party will have proprietary and/or intellectual property rights, title or interest in or to any subsequent modifications, changes, revisions, enhancements, updates or upgrades made by the other party to the I.P after commercialization.

5.3	Intellectual Property Indemnity

i)
If any of the representations or warranties set out in Section 5 are breached or if it is alleged that the Intellectual Property infringes another parties intellectual property rights, Montilla shall defend or settle any claim made or any suit or proceeding brought against PUBCO insofar as such claim, suit or proceeding is based on an allegation that any of the Intellectual Property supplied to Pubco, pursuant to this Agreement, infringes the proprietary and intellectual property rights of any third party in or to any invention, patent, copyright or any other rights, provided that Pubco shall notify Montilla in writing promptly after the claim, suit or proceeding is known to Pubco and shall give Montilla information and such assistance as is reasonable in the circumstances.

ii)
Montilla shall have sole authority to defend or settle the same at Montilla's expense. Montilla shall indemnify and hold Pubco harmless from and against any and all such claims and shall pay all damages and costs finally agreed to be paid in settlement of such claim, suit or proceeding.

(iii)
 This indemnity does not extend to any claim, suit or proceeding based upon any infringement or alleged infringement of copyright by the combination of the Intellectual Property with other elements not under Montilla's sole control. This indemnity shall exclude all claims that relate in any way to changes that Pubco may make to the I.P.

iv)	The foregoing describes the entire liability of Montilla for proprietary and intellectual proprietary rights infringement relating to the Intellectual Property.

5.4	Syntec Biofuel Research Inc. (SBRI)
i)	Montilla has a service agreement with SBRI to continue the development of the Syntec technology.
ii)	SBRI has assigned to Montilla all right, title and interest in and to the Intellectual Property that SBRI has developed since November 2006 until the effective date.
iii)	SBRI has agreed to the assignment of the Service Agreement from Montilla to Pubco

6.	WARRANTY BY MONTILLA

6.1	Limited Warranty.

i)
Montilla warrants that a patent application can be commenced following delivery of the I.P. information and documentation although the parties acknowledge that further development of the catalysts may be necessary before a final draft can be prepared.

ii)	Montilla warrants that the Intellectual Property conforms in all material respects to accompanying documentation following delivery of the Intellectual Property.

6.2	SPECIFIC EXCLUSION OF OTHER WARRANTIES
THE WARRANTIES SET OUT IN SECTIONS 5, 6 AND 7 ARE IN LIEU OF ALL OTHER WARRANTIES, AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS, OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED BY LAW (in contract or tort) OR CUSTOM INCLUDING, BUT NOT LIMITED TO THOSE REGARDING MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE TO SAMPLE, TITLE, DESIGN, CONDITION, OR QUALITY. WITHOUT LIMITING THE ABOVE, MONTILLA DOES NOT WARRANT THAT THE OPERATION OF THE INTELLECTUAL PROPERTY SHALL BE FREE OF ERRORS. MONTILLA WARRANTS THAT THE INTELLECTUAL PROPERTY BEING PROVIDED IS:

A)	IDENTICAL TO THE INTELLECTUAL PROPERTY CURRENTLY BEING UTILIZED BY MONTILLA’S RESEARCH AND DEVELOPMENT LABORATORY

B)	INCLUDES ALL THE UPGRADES AND NEW DEVELOPMENT SINCE THE FILING OF THE PATENT PENDING.

6.3	NO INDIRECT DAMAGES
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT DAMAGES OR LOSSES (in contract or tort) IN CONNECTION WITH THE I. P. OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES.

6.4	LIMITS ON LIABILITY
IF FOR ANY REASON, EITHER PARTY BECOMES LIABLE TO THE OTHER FOR DIRECT OR ANY OTHER DAMAGES FOR ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF ACTION (in contract or tort), INCURRED IN CONNECTION WITH THIS AGREEMENT, OR THE SOURCE CODE, THEN THE AGGREGATE LIABILITY OF THAT PARTY FOR ALL DAMAGES, INJURY, AND LIABILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE PURCHASE PRICE. IN THE EVENT MONTILLA IS HELD LIABLE FOR DAMAGES MONTILLA SHALL RETURN THE PUBCO SHARES TO PUBCO IN SETTLEMENT OF DAMAGES

7	WARRANTIES, UNDERTAKINGS AND REPRESENTATIONS OF PUBCO

7.1	Organization and Good Standing
Pubco is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

7.2	Public Company.
Syntec Biofuel Inc. ('Pubco') is a fully reporting Public company with Symbol 'SYBF' trading on the American OTC.B.B.

7.3	Issued and Outstanding Shares

Pubco warrants that there are currently 17,100,000 common shares with a par value of .0001c each issued and outstanding and there are no other shares, options or warrants issued or promised or outstanding. After the issuance of the 11 million shares to be issued under this agreement Pubco shall have a total of 28,100,000 common shares fully diluted issued and outstanding. Pubco has received an undertaking from Ryerson Corporation AVV. ('Ryerson’) to cancel their 8,600,000 subject to Pubco raising capital.  Ryerson have agreed to cancel a total of 8,600,000 (or pro-rata) based on up to $3 million being funded. Pubco will undertake to carry out the cancellation of the said shares as and when the subscription payments are received.

7.3	Private Placement
Pubco undertakes to raise a maximum of $3 million and a minimum of $500,000 by December 31st 2007 by offering 13 million shares in a private placement at 23c per share for 40% equity ownership.

7.4	Share Issuance.

Pubco undertakes to immediately instruct their transfer agents to issue 11 million shares to Montilla and/or nominees in consideration of the purchase price. Pubco undertakes to apply for registration rights to release restriction from trading on 50% of the shares at any time within the next 12 months.  These shares will be held in trust subject to clause 8.2.

7.5	Corporate Authority

Pubco has full authority to execute and to perform this Agreement in accordance with its’ terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Pubco’s Certificate of Incorporation or By-Laws, as amended, or of any indenture, agreement, judgment, decree or other instrument or restriction to which PUBCO is a party; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of PUBCO and no further authorization or approval, whether of the shareholders or directors of PUBCO or governmental bodies or otherwise, is necessary in order to enable PUBCO to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against PUBCO in accordance with its’ terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights and the availability of equitable remedies.

7.6
Pubco shall forever keep confidential and refrain from using, divulging or otherwise revealing, either directly or indirectly, all information known or used by Montilla, or concerning its’ business or affairs, relating to the I.P.

7.7	Pubco hereby indemnifies Montilla from any and all claims that may arise from the direct or indirect use of the Intellectual Property by Pubco including the use by any Pubco Licensee.

8	TERMINATION

8.1	Montilla retains the right to terminate this Agreement in the event that Pubco fails and/or refuses to issue the shares as set out under Section 4 of this Agreement.

8.2	In event Pubco fails to raise a minimum of $500,000 by December 31st 2007 this agreement will be terminated

8.3
In the event Pubco becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed, or if any proceeding in bankruptcy, receivership, or liquidation is instituted and is not dismissed within 30 days following commencement thereof Pubco will return the I.P. to Montilla with all updated I.P. documentation and information.

9	GENERAL

9.1	Complete Agreement
This is the complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein and supercedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between the parties relating to the matters contained herein. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

9.2	Force Majeure
Dates or times by which either party is required to perform under this Agreement excepting the payment of any fees or charges due hereunder shall be postponed automatically to the extent that any party is prevented from meeting them by causes beyond its’ reasonable control.

9.3	Notices
All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing c/o their office address as noted herein and shall be deemed given as of the third day following the day the notice is faxed, providing hardcopy acknowledgment of successful faxed notice transmission is acknowledged by the receiving party.  Notice may also be deposited in the mail, postage pre-paid, certified or registered, return receipt requested. Notice must also be given by email.

9.4	Governing Law
This Agreement and performance hereunder shall be governed by the laws of  Canada Subject to tax or other relevant considerations, jurisdiction for any and all disputes or legal actions shall be Canada.  Neither party may claim that Canada has no jurisdictional rights to hear any action

9.5	Enforceability
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.6	Non-Waiver
The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

9.7	No Agency
The parties acknowledge that each is an independent contractor and nothing herein constitutes a joint venture or partnership and neither party has the right to neither bind nor act for the other as agent or in any other capacity.

9.8	Enurement
All covenants, representatives, warranties and agreements of the parties herein shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns.

9.9	Interlocutory Remedy
Both parties acknowledge that irreparable harm shall result to the other if either breaches their obligations under sections 4, 5, 6 and 7 and both parties acknowledge that such a breach would not be properly compensable by an award of damages.  Accordingly, each party agrees that remedies for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

9.10	Currency
All sums expressed in this Agreement are in currency of the United States. If any sums due from one party to the other need to be converted into United States currency then, subject to tax and accounting requirement, the parties shall use the exchange rate prevailing as of that previous quarter provided that any exchange rate calculation will be consistent with the parties past practices.

9.11	Ownership Assurance
Montilla agrees to execute such other documentation that Pubco may reasonably require to give effect to the intention of this Agreement and to assure to Pubco its’ ownership of the Assets, including without limitation, assignments and transfers. Pubco shall pay Montilla its’ reasonable costs for doing so.

9.12
Suspension of Obligations - If either party should default in the performance or observance of any of its obligations hereunder, then, in addition to all other rights and remedies available to the non-defaulting party, the nondefaulting party may suspend performance and observance of any or all its obligations under this Agreement, without liability, until the other party's default is remedied

IN WITNESS WHEREOF the parties thereto have executed this Agreement, through their respective shareholders duly authorized for such purpose, as they so declare and represent, as of the Effective Date

SIGNED, SEALED AND DELIVERED	)
)
MONTILLA CAPITAL INC	)
)
)
/s/Edwin Geerman	)

Authorized Signatory	)
)
)
SIGNED, SEALED AND DELIVERED	)
)
SYNTEC BIOFUEL INC	)
)
)
/s/Michael Jackson	)
Authorized Signatory	)

SCHEDULE “A”
INTELLECTUAL PROPERTY

PATENT APPLICATION

Refer to Patent Application number 11/138077 at the US Patent and Trademark Office (www.uspto.gov)

SCHEDULE “B”
ASSETS
1	Office:
-	oval 10’ boardroom table (cherry red) with 8 black leather chairs
-	1 - 4lines RCA tel, 4 – 2lines GE tel.
-	4’x6’ white board
-	3 metal filing cabinets with 5 drawers (beige), 1 metal filing cabinet with 4 drawer (beige)
-	5 office desks with drawers on both sides (beech)
-	6 office chairs with rollers
-	2 bookcases, 1 with 4 shelves (beech) and the other with 6 shelves (black)
-	1 Brother laser printer MFC 850, 2 desktop computers, 1 notebook.
-	1 paper shredder, 2 hole punchers, 1 coat rack, 4 staplers, & other office supplies
-	1 small fridge, 1 microwave oven, 1 kettle & other kitchen utensils

2	Lab facility:
-	1 Shimadzu 14B Gas Chromatograph with Shimadzu C-R8A printer
-	1 Shimadzu GC/MS 2010 with computer
-	2 Lindberg tube furnaces
-	8 pressure regulators for gas cylinders
-	1 Superior Powerstat variable transformer
-	2 5850 Brooks mass flow regulators, 1 Brooks 2-channel controller l
-	4 Omega mass flow regulators, 1 Omega 4-channels controller
-	lab testing unit with control panel, 2 temperature controllers, 2 pressure gauges, 2 condensers, 4 flow meters
-	1 Barnstead 1400 Furnace
-	1 Cimarec heater & stirrer
-	1 Shel Lab Model 1320 oven/dryer
-	1 Sartorius CP153 precision scale
-	1 Gast Mfg compressor
-	12 lab benches, 3 countertops, 4 metal chemical cabinets
-	1 fume hood, 2 gas cylinder racks
-	Various tools, range sets, pipe cutters, Swagelock pipes & fittings, lab wares, supplies, chemicals container for waste chemicals, 2 fire extinguishers
-	1 complete pilot unit with steam reformer and alcohol synthesis reactor for landfill gas as feed.

3     Business name : "SyntecBiofuel"

4     URL: www.syntecbiofuel.com assigned.

5    R & D Agreement

SCHEDULE "C"

LIST OF CREDITORS    $350,000

Iris International Holding   approx. -$288,350
George Kosanovich  approx.  -  $32,150
Tim Meterko - approx. $29,500

SCHEDULE "D"
List of Investors and their percentage ownership in the Intellectual Property and Assets;

Iris International Holdings Limited	44.3%
EuroCapital Holdings AVV	7.4%
Montilla Capital Inc	28%
Impulse Advertising Ltd	7.4%
Michael Jackson	7.4%
Ryerson Corporation A.V.V.	5.5%